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                                                              EXHIBIT (5) & (23)

                                                                October 30, 1996

Merrill Lynch & Co., Inc.
World Financial Center
North Tower
New York, New York 10281-1220

Gentlemen:

         As your counsel, we have examined a copy of the Restated Certificate of Incorporation, as amended, of Merrill Lynch & Co., Inc. (hereinafter called the "Company"), certified by the Secretary of State of the State of Delaware. We are familiar with the corporate proceedings had in connection with the proposed issuance and sale by the Company to the Underwriter named in the Terms Agreement referred to below, pursuant to an Underwriting Agreement dated March 22, 1994 (the "Underwriting Agreement"), among the Company, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") and the other firms named therein, as supplemented by the Terms Agreement dated October 24, 1996 (the "Terms Agreement") between the Company and MLPF&S, of $15,000,000 aggregate principal amount of the Company's Healthcare/Biotechnology Portfolio Market Index Target-Term Securities due October 31, 2001 (the "Securities"). We have also examined a copy of the Indenture between the Company
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and The Chase Manhattan Bank, formerly known as Chemical Bank (successor by merger to Manufacturers Hanover Trust Company), as Trustee, dated as of April 1, 1983, as amended and restated (the "Indenture"), and the Company's Registration Statement on Form S-3 (File No. 33-65135) relating to the Securities (the "Registration Statement").

         Based upon the foregoing and upon such further investigation as we deemed relevant in the premises, we are of the opinion that:

         1. The Company has been duly incorporated under the laws of the State of Delaware.

         2. The Securities have been duly and validly authorized by the Company and when the Securities have been duly executed and authenticated in accordance with the terms of the Indenture and delivered against payment therefor as set forth in the Underwriting Agreement, as supplemented by the Terms Agreement, the Securities will constitute valid and legally binding obligations of the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting enforcement of creditors' rights or by general equity principles.

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         We consent to the filing of this opinion as an exhibit to the
Registration Statement and as an exhibit to the Current Report of the Company on Form 8-K dated October 30, 1996.

                                                   Very truly yours,

                                                   /s/ Brown & Wood LLP

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